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EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              LASERCARD CORPORATION

ARTICLE FIRST:  The name of this corporation is LaserCard Corporation.

ARTICLE SECOND: The address of the registered office of this corporation in the state of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 (which is in New Castle County). The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "Law").

ARTICLE FOURTH: (a) CAPITAL STOCK. This corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, "Preferred" stock and "Common" stock. The total number of shares of capital stock this corporation is authorized to issue is 32,000,000 shares, of which 2,000,000 shares shall be Preferred stock and 30,000,000 shall be Common stock. The Preferred stock and the Common stock shall each have a par value of $0.01 per share.

        (b) PREFERRED STOCK. The Preferred stock may be issued from time to time in one or more series. To the fullest extent permitted by the Law, the Board of Directors is expressly granted the authority to fix, alter, or rescind by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations, or restrictions of any unissued series of Preferred stock including, without limitation, the power to specify the number of shares of any series. Within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing or specifying the number of shares constituting any series of Preferred stock, the Board of Directors is expressly granted the authority to increase or decrease (but not below the shares of any such series outstanding) the number of shares of any such series subsequent to the issuance of shares in the series. In case the number of shares of Preferred stock of any series shall be so decreased, the shares of Preferred stock constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of Preferred stock of such series. The number of authorized shares of Preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common stock, without a vote of the holders of the Preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred stock.

        (c) OPTIONS. The Board of Directors may delegate to a committee of the Board of Directors, or to an officer of this corporation, the authority to create and issue rights or options entitling the holders thereof to purchase from this corporation any shares of its capital stock and to determine the terms upon which, including without limitation, the time or times at or within

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which and the price or prices at which, any such shares may be purchased from this corporation upon the exercise of any such right or option.

ARTICLE FIFTH: The number of directors of this corporation shall be set forth in the By-Laws of this corporation and amended from time to time in the manner authorized by law.

ARTICLE SIXTH: To the fullest extent permitted by the Law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article SIXTH, nor the adoption or modification of any other provision of this Restated Certificate of Incorporation, shall cause a director of this corporation to be personally liable to this corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director occurring prior to the date of such amendment, repeal, adoption, or modification for which such director would otherwise not be personally liable.

ARTICLE SEVENTH: This corporation reserves the right to amend and repeal any provision contained in this Restated Certificate of Incorporation, and to take other corporate action to the extent and in the manner now or hereafter permitted or prescribed by the Law. All rights conferred in this Restated Certificate of Incorporation, to shareholders or otherwise, are granted subject to this reservation.

ARTICLE EIGHTH: In furtherance and not in limitation of the powers conferred by the Law, the Board of Directors is expressly authorized to make, alter, amend, or rescind the By-Laws of this Corporation.

ARTICLE NINTH: Election for directors need not be by ballot unless a stockholder demands election by ballot at the meeting and before the voting begins or unless the By-Laws so require.

ARTICLE TENTH: (a) Right to Indemnification. Each person (hereinafter an "indemnitee") who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter "proceeding"), by reason of the fact that he or she is or was a director or officer of this corporation or is or was serving at the request of this corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by this corporation to the fullest extent authorized by the Law against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, and amounts paid or to be paid in settlement if such settlement is approved by this corporation, which approval shall not be unreasonably withheld or delayed) actually and reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be such a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators. Notwithstanding the foregoing, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnifications, this corporation shall indemnify any such indemnitee in connection with a proceeding (or part

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thereof) initiated by such indemnitee only if such proceeding (or part thereof)
was authorized by the Board of Directors of this corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by this corporation the expenses incurred in defending or settling any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director of an officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to this corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise (hereinafter an "undertaking").

        (b) RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under paragraph (a) of this Article is not paid in full by this corporation within sixty (60) days after a written notice thereof has been received by this corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against this corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by this corporation to recover an advancement of expenses pursuant to an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the Law, and in any suit by this corporation to recover an advancement of expenses pursuant to the terms of an undertaking, this corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Law, and in any suit by this corporation to recover an advancement of expenses pursuant to the terms of an undertaking, this corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Law. Neither the failure of this corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Law, nor an actual determination by this corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met the applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such suit brought by the indemnitee, be a defense to such suit.

        (c) NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation or any statute, By-Law, agreement, vote of stockholders or disinterested directors, or otherwise.

        (d) INSURANCE. This corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of this corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not this corporation would have the power to indemnify such person against such expense, liability or loss under the Law.

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        (e) INDEMNIFICATION OF AGENTS AND EMPLOYEES OF THIS CORPORATION. This
corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any agent or employee of this corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of this corporation.

ARTICLE ELEVENTH:  The name and mailing address of the incorporator is:
                                Jerald E. Rosenblum
                                c/o Pillsbury Winthrop Shaw Pittman LLP
                                2475 Hanover Street
                                Palo Alto, CA 94304-1114



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